Exhibit 99.1
One Lincoln Street
Boston, MA 02111

News Release

Investor Contact: Anthony Ostler	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS SECOND-QUARTER 2017 GAAP-BASIS
EPS OF $1.53 AND ROE OF 12.6%

2Q17 GAAP-BASIS REVENUE AND FEE REVENUE UP 9% COMPARED TO 2Q16, REFLECTING HIGHER EQUITY MARKETS AND NEW CLIENT BUSINESS MOMENTUM

2Q17 GAAP-BASIS PRE-TAX MARGIN of 27.6% AND
FEE OPERATING LEVERAGE OF -32 BASIS POINTS,
TEMPERED BY RESTRUCTURING COSTS OF $0.11 PER SHARE

On an operating-basis, results for 2Q17 compared to 2Q16 include:
•EPS was $1.67, up 14%
•ROE of 13.7%, up 140 basis points
•Revenue up 10%; and Fee revenue up 9%
•Fee operating leverage of 189 basis points
•Pre-tax operating margin of 33.3%, up 180 basis points

Boston, MA ...July 26, 2017

In announcing today’s financial results, Joseph L. Hooley, State Street’s Chairman and Chief Executive Officer, said, "We are very pleased with our second-quarter results, delivering a record level of quarterly earnings per share that reflect continued strength in global equity markets as well as momentum in our asset servicing and asset management businesses. We also for the first time exceeded $31 trillion in assets under custody and administration this quarter fueled by a combination of new business activity and higher equity markets".

Hooley added, "In June we celebrated our 225th anniversary. We're proud to be in a rare category of companies whose success is measured not in years or decades, but in centuries. We’ve been able to achieve this success by focusing on our clients and on key markets, while delivering new solutions to address our clients' needs. We continue to invest and obtain long-term benefits from Beacon, which is core to our next phase of advancing State Street. We're making progress in digitizing our operations and providing new capabilities and information advantages to our clients".
Hooley concluded, "We continue to prioritize returning capital to our shareholders. In June, our Board of Directors approved a $1.4 billion common stock purchase program following the Federal Reserve's review of our capital plan under its 2017 Comprehensive Capital Analysis and Review (CCAR) process. Our 2017 capital plan also includes an increase of approximately 11% in our quarterly common stock dividend to $0.42 per share starting in the third quarter of 2017."

2Q17 Highlights:

•
Broad-based business momentum: Strength in equity markets and new business lifted AUCA and AUM to record levels. Asset servicing AUCA grew 12% as compared to 2Q16 quarter-end (4% growth compared to 1Q17 quarter-end). Asset management AUM grew 13% as compared to 2Q16 quarter-end (2% growth compared to 1Q17 quarter-end).

•
New business: New asset servicing mandates during 2Q17 totaled approximately $135 billion. Servicing assets remaining to be installed in future periods totaled approximately $370 billion at quarter-end.

•	The acquired GE Asset Management (GEAM) operations delivered accretive earnings ahead of our announced plans, excluding merger and integration costs.

•	Strength in trading services and securities finance reflecting multiple product offerings globally and higher client activity compared to 2Q16.

•	Growth in net interest income driven by higher market interest rates in the U.S. and continued focus on the optimization of our liability mix.

•	To achieve future cost savings and efficiencies, GAAP-basis 2Q17 results included $62 million, or $0.11 per share, in restructuring expenses related to State Street Beacon.

•	Carefully pacing investments to support business expansion, while delivering positive operating-basis fee operating leverage of 189 basis-points.

•
Capital: Our estimated Basel III common equity tier 1 ratio as of June 30, 2017 was 12.0% and our estimated supplementary leverage ratio was 6.2%, while delivering GAAP ROE of 12.6% and 13.7% on an operating basis.

2Q17 GAAP-Basis Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q17	1Q17	Increase (Decrease)		2Q16	Increase (Decrease)
Total fee revenue	$2,235	$2,198	1.7%		$2,053	8.9%
Net interest income	575	510	12.7		521	10.4
Total revenue	2,810	2,668	5.3		2,573	9.2
Provision for loan losses	3	(2)	nm		4	(25.0)
Total expenses	2,031	2,086	(2.6)		1,860	9.2
Net income available to common shareholders	584	446	30.9		585	(0.2)
Earnings per common share:
Diluted earnings per share	1.53	1.15	33.0		1.47	4.1
Financial ratios:
Quarterly average total assets	223,917	219,209	2.1		229,197	(2.3)
Fee operating leverage(1)			432	bps		(32)	bps
Operating leverage(1)			796			2
Return on average common equity	12.6%	9.9%	270		12.4%	20

nm Not meaningful
(1) The financial ratio represents the rate of growth of total revenue (or fee revenue) less the rate of growth of expenses relative to the preceding or prior year period, as the case may be.
Operating-Basis (Non-GAAP) Financial Measures:
In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents results on a non-GAAP, or operating-basis, as it believes this presentation supports additional meaningful analysis and comparisons of trends with respect to State Street's business operations from period to period, as well as information, such as capital ratios calculated under regulatory standards scheduled to be effective in the future or other standards, that management uses in evaluating State Street’s business and activities. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in conformity with GAAP. Summary results presented on a GAAP-basis, descriptions of our non-GAAP, or operating-basis, financial measures, and reconciliations of operating-basis information to GAAP-basis information are provided in the addendum included with this News Release.
2Q17 Operating-Basis (Non-GAAP) Results:

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q17	1Q17	Increase (Decrease)		2Q16	Increase (Decrease)
Total fee revenue(1)	$2,324	$2,268	2.5%		$2,130	9.1%
Net interest income(2)	617	553	11.6		546	13.0
Total revenue(1)(2)	2,941	2,781	5.8		2,675	9.9
Provision for loan losses	3	(2)	nm		4	(25.0)
Total expenses	1,960	2,057	(4.7)		1,828	7.2
Net income available to common shareholders	635	468	35.7		582	9.1
Earnings per common share:
Diluted earnings per share	1.67	1.21	38.0		1.46	14.4
Financial ratios:
Fee operating leverage(3)			719	bps		189	bps
Operating leverage(3)			1,047			272
Return on average common equity	13.7%	10.4%	330		12.3%	140

nm Not meaningful
(1) The 1Q17 operating-basis results included a pre-tax gain of approximately $30 million on the sale of State Street's interest in BFDS/IFDS, reflecting a change in our operating-basis presentation effective in 1Q17 to include gains/losses on sales of businesses. In 2Q16, under our historical presentation, operating-basis results excluded a $53 million pre-tax gain on the sale of WM/Reuters business, and such results have not been revised.
(2) Beginning in 1Q17, management no longer presents discount accretion associated with former conduit securities as an operating-basis adjustment. Therefore, 2Q17 and 1Q17 GAAP and operating-basis results included $6 million and $5 million, respectively, of discount accretion.  In 2Q16, operating-basis net interest income excluded $15 million of discount accretion, and such results have not been revised.
(3) The financial ratio represents the rate of growth of total operating-basis revenue (or fee revenue) less the rate of growth of operating-basis expenses relative to the preceding or prior year period, as the case may be.

The following table reconciles select 2Q17 operating-basis financial information to financial information prepared and reported in conformity with GAAP for the same period. The addendum included with this News Release includes additional reconciliations.
2Q17 Selected Operating-Basis (Non-GAAP) Reconciliations:

(In millions, except per share amounts)	Income Before Income Tax Expense	Net Income Available to Common Shareholders	Earnings Per Common Share
GAAP-basis	$776	$584	$1.53
Tax-equivalent non-operating adjustments
Tax-advantaged investments (processing fees and other revenue)	89
Tax-exempt investment securities (net interest income)	42
Total	131
Other non-operating adjustments
Acquisition & restructuring costs (expenses)(1)	71	46.13
Effect on income tax of non-operating adjustments	—	5.01
Total	71	51.14
Operating-basis	$978	$635	$1.67

(1) Includes a pre-tax charge of $62 million ($40 million after tax or $0.11 per share) related to State Street Beacon.

Selected Financial Information and Metrics
The tables below provide a summary of selected financial information and key ratios for the indicated periods.
The following table presents assets under custody and administration, assets under management, market indices and average foreign exchange rates for the periods indicated.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions, except market indices and foreign exchange rates)	2Q17	1Q17	Increase (Decrease)	2Q16	Increase (Decrease)
Assets under custody and administration(1)(2)	$31,037	$29,833	4.0%	$27,786	11.7%
Assets under management(2)(3)	2,606	2,561	1.8	2,301	13.3
Market Indices(4):
S&P 500® daily average	2,398	2,326	3.1	2,075	15.6
MSCI EAFE® daily average	1,856	1,749	6.1	1,648	12.6
MSCI® Emerging Markets daily average	993	927	7.1	819	21.2
HFRI Asset Weighted Composite® monthly average	1,339	1,323	1.2	1,250	7.1
Barclays Capital U.S. Aggregate Bond Index® period-end	2,021	1,993	1.4	2,028	(0.3)
Barclays Capital Global Aggregate Bond Index® period-end	471	459	2.6	482	(2.3)
Average Foreign Exchange Rate (Euro vs. USD)	1.101	1.065	3.4	1.129	(2.5)
Average Foreign Exchange Rate (GBP vs. USD)	1.280	1.239	3.3	1.434	(10.7)

(1) Includes assets under custody of $23,362 billion, $22,505 billion and $21,354 billion, as of 2Q17, 1Q17, and 2Q16, respectively.
(2) As of period-end.
(3) Includes assets under management as part of the GEAM business acquired on July 1, 2016.
(4) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents 2Q17 activity in assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of March 31, 2017	$1,559	$381	$335	$132	$154	$2,561
Long-term institutional inflows(1)	63	23	—	9	4	99
Long-term institutional outflows(1)	(78)	(20)	—	(12)	(11)	(121)
Long-term institutional flows, net	(15)	3	—	(3)	(7)	(22)
ETF flows, net	(9)	4	—	—	1	(4)
Cash fund flows, net	—	—	(2)	—	—	(2)
Total flows, net	(24)	7	(2)	(3)	(6)	(28)
Market appreciation	50	6	—	—	—	56
Foreign exchange impact	9	4	1	2	1	17
Total market/foreign exchange impact	59	10	1	2	1	73
Balance as of June 30, 2017	$1,594	$398	$334	$131	$149	$2,606

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.

The following table presents year-to-date activity for the period ending June 30, 2017 of assets under management, by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of December 31, 2016	$1,474	$378	$333	$126	$157	$2,468
Long-term institutional inflows(1)	134	45	—	21	12	212
Long-term institutional outflows(1)	(163)	(45)	—	(23)	(29)	(260)
Long-term institutional flows, net	(29)	—	—	(2)	(17)	(48)
ETF flows, net	1	5	—	—	2	8
Cash fund flows, net	—	—	1	—	—	1
Total flows, net	(28)	5	1	(2)	(15)	(39)
Market appreciation	131	8	(2)	3	4	144
Foreign exchange impact	17	7	2	4	3	33
Total market/foreign exchange impact	148	15	—	7	7	177
Balance as of June 30, 2017	$1,594	$398	$334	$131	$149	$2,606

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.

Revenue
The following tables provide the components of our GAAP-basis and operating-basis revenue for the periods noted:

GAAP-Basis Revenue

(Dollars in millions)	2Q17	1Q17	Increase (Decrease)	2Q16	Increase (Decrease)
Servicing fees	$1,339	$1,296	3.3%	$1,239	8.1%
Management fees	397	382	3.9	293	35.5
Trading services revenue:
Foreign exchange trading	178	164	8.5	157	13.4
Brokerage and other fees	111	111	—	110	0.9
Total trading services revenue	289	275	5.1	267	8.2
Securities finance revenue	179	133	34.6	156	14.7
Processing fees and other revenue	31	112	(72.3)	98	(68.4)
Total fee revenue	2,235	2,198	1.7	2,053	8.9
Net interest income	575	510	12.7	521	10.4
Gains (losses) related to investment securities, net	—	(40)	nm	(1)	nm
Total Revenue	$2,810	$2,668	5.3	$2,573	9.2
nm Not meaningful

Operating-Basis (Non-GAAP) Revenue

(Dollars in millions)	2Q17	1Q17	Increase (Decrease)	2Q16	Increase (Decrease)
Servicing fees	$1,339	$1,296	3.3%	$1,287	4.0%
Management fees	397	382	3.9	288	37.8
Trading services revenue:
Foreign exchange trading	178	164	8.5	157	13.4
Brokerage and other fees	111	111	—	110	0.9
Total trading services revenue	289	275	5.1	267	8.2
Securities finance revenue	179	133	34.6	156	14.7
Processing fees and other revenue(1)	120	182	(34.1)	132	(9.1)
Total fee revenue(1)	2,324	2,268	2.5	2,130	9.1
Net interest income(2)	617	553	11.6	546	13.0
Gains (losses) related to investment securities, net	—	(40)	nm	(1)	nm
Total Revenue(1)(2)	$2,941	$2,781	5.8	$2,675	9.9
nm Not meaningful
(1) The 1Q17 operating-basis results included a pre-tax gain of approximately $30 million on the sale of State Street's interest in BFDS/IFDS, reflecting a change in our operating-basis presentation effective in 1Q17 to include gains/losses on sales of businesses. In 2Q16, under our historical presentation, operating-basis results excluded a $53 million pre-tax gain on the sale of WM/Reuters business, and such results have not been revised.
(2) Beginning in 1Q17, management no longer presents discount accretion associated with former conduit securities as an operating-basis adjustment. Therefore, 2Q17 and 1Q17 GAAP and operating-basis results included $6 million and $5 million, respectively, of discount accretion.  In 2Q16, operating-basis net interest income excluded $15 million of discount accretion, and such results have not been revised.

The following highlights primary drivers of changes in our 2Q17 revenue for the noted periods, indicating differences between our GAAP-basis and operating-basis results as appropriate.
Servicing fees increased from 2Q16, primarily due to higher global equity markets and net new business. Compared to 1Q17, servicing fees increased, primarily due to higher global equity markets, the impact of the weaker U.S. dollar, and net new business.

Management fees increased from 2Q16, primarily due to an estimated $72 million from the acquired GEAM business, higher global equity markets, and higher revenue-yielding net ETF flows. Compared to 1Q17, management fees increased, primarily due to higher global equity markets.
Trading services revenue increased from 2Q16 and 1Q17. The increase from both periods primarily reflects higher foreign exchange client-related volumes.
Securities finance revenue increased from 2Q16, reflecting higher revenue from enhanced custody. Compared to 1Q17, securities finance revenue increased, primarily due to seasonality and growth in enhanced custody.
Processing fees and other revenue on a GAAP-basis decreased from 2Q16, primarily reflecting the gain on the sale of the WM/Reuters business in 2Q16 and unfavorable foreign exchange swap costs. Compared to 1Q17, processing fees and other revenue decreased, primarily due to the 1Q17 gain associated with the sale of BFDS/IFDS and unfavorable foreign exchange swap costs.
Processing fees and other revenue on an operating-basis decreased from 2Q16, primarily reflecting unfavorable foreign exchange swap costs.
Net interest income increased from 2Q16, primarily due to higher market interest rates in the U.S. and disciplined liability pricing as well as improved liability mix, partially offset by a smaller investment portfolio. Compared to 1Q17, net interest income increased primarily due to higher U.S. market interest rates, disciplined liability pricing, and improved liability mix. GAAP-basis net interest income does not include a taxable equivalent adjustment. Net interest margin, calculated based on operating-basis, increased to 127 basis points in 2Q17 from 111 basis points in 2Q16 and 117 basis points in 1Q17.

Expenses
The following tables provide the components of our GAAP-basis and operating-basis expenses for the periods noted:
GAAP-Basis Expenses

(Dollars in millions)	2Q17	1Q17	Increase (Decrease)	2Q16	Increase (Decrease)
Compensation and employee benefits	$1,071	$1,166	(8.1)%	$989	8.3%
Information systems and communications	283	287	(1.4)	270	4.8
Transaction processing services	207	197	5.1	201	3.0
Occupancy	116	110	5.5	111	4.5
Acquisition and restructuring costs(1)	71	29	144.8	20	255.0
Other	283	297	(4.7)	269	5.2
Total Expenses	$2,031	$2,086	(2.6)	$1,860	9.2
Effective income tax rate	20.1%	14.0%		12.9%
(1) The 2Q16 and 1Q17 acquisition costs associated with the GEAM business acquired on July 1, 2016 were $9 million and $12 million, respectively. In 2Q17, 1Q17 and 2Q16, the restructuring costs associated with State Street Beacon were $62 million, $16 million and $13 million, respectively.

Operating-Basis (Non-GAAP) Expenses

(Dollars in millions)	2Q17	1Q17	Increase (Decrease)	2Q16	Increase (Decrease)
Compensation and employee benefits	$1,071	$1,166	(8.1)%	$992	8.0%
Information systems and communications	283	287	(1.4)	270	4.8
Transaction processing services	207	197	5.1	201	3.0
Occupancy	116	110	5.5	111	4.5
Other	283	297	(4.7)	254	11.4
Total Expenses	$1,960	$2,057	(4.7)	$1,828	7.2
Effective income tax rate	31.4%	27.8%		27.0%
The following highlights primary drivers of changes in our 2Q17 expenses for the noted periods, indicating differences between our GAAP-basis and operating-basis results as appropriate.
Compensation and employee benefits expenses increased from 2Q16, primarily due to increased costs to support new business, higher incentive compensation and annual merit increases, costs related to the acquired GEAM business, and regulatory initiatives, partially offset by Beacon savings. Compared to 1Q17, compensation and employee benefits expenses decreased, primarily due to 1Q17 expenses associated with the seasonal deferred incentive compensation expense for retirement-eligible employees and payroll taxes as well as Beacon savings, partially offset by timing of incentive compensation and annual merit increases, increased costs to support new business, as well as the impact of the weaker U.S. dollar.
Information systems and communications expenses increased from 2Q16, primarily due to technology infrastructure costs, new business and State Street Beacon.
Transaction processing services expenses increased from 2Q16 and 1Q17. The increase from both periods reflects higher client volumes.
Occupancy expenses increased compared to 2Q16, primarily due to the acquired GEAM business and Beacon-related global footprint investments. Compared to 1Q17, occupancy expenses increased, primarily due to Beacon-related global footprint investments.

Other expenses increased from 2Q16, primarily reflecting increased costs associated with the acquired GEAM business and higher regulatory and insurance expenses, partially offset by lower legal related costs. Other expenses decreased from 1Q17, primarily due to lower legal related costs.

2Q17 acquisition and restructuring costs of $71 million increased from $20 million and $29 million compared to 2Q16 and 1Q17, respectively.

The 2Q17 GAAP-basis effective tax rate was 20.1% compared to 12.9% in 2Q16 and 14.0% in 1Q17. The 2Q17 rate reflects a decrease in alternative energy investments compared to 2Q16.  The 1Q17 rate included tax benefits for share-based compensation, and the disposition of BFDS. The 2Q17 operating-basis effective tax rate was 31.4% compared to 27.0% in 2Q16 and 27.8% in 1Q17. The variance in the operating-basis effective tax rate from 2Q16 and 1Q17 are the same as the above GAAP-basis commentary.

Capital
The following table presents our regulatory capital ratios as of June 30, 2017 and March 31, 2017. The lower of our capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's and State Street Bank's supplementary leverage ratio (SLR) under final U.S. banking regulator rules adopted in 2014. Unless otherwise noted, all capital ratios presented in the table and elsewhere in this News Release refer to State Street Corporation and not State Street Bank and Trust Company.

June 30, 2017(1)	Basel III Advanced Approaches(2)	Basel III Standardized Approach	Basel III Fully Phased-In Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Fully Phased-In Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.0%	11.3%	11.7%	11.0%
Tier 1 capital ratio	15.2	14.2	14.9	14.0
Total capital ratio	16.3	15.3	16.0	15.0
Tier 1 leverage ratio	7.0	7.0	6.9	6.9

March 31, 2017
Common equity tier 1 ratio	11.2%	11.5%	10.9%	11.1%
Tier 1 capital ratio	14.4	14.7	14.0	14.4
Total capital ratio	15.4	15.9	15.1	15.5
Tier 1 leverage ratio	6.8	6.8	6.7	6.7

	State Street		State Street Bank
As of June 30, 2017 (Dollars in millions)(1)	Transitional SLR	Fully Phased-In SLR(4)	Transitional SLR	Fully Phased-In SLR(4)
Tier 1 Capital	$15,165	$14,888	$16,002	$15,737
Total assets for SLR	243,692	243,487	240,734	240,536
Supplementary Leverage Ratio	6.2%	6.1%	6.6%	6.5%

As of March 31, 2017 (Dollars in millions)
Tier 1 Capital	$14,475	$14,176	$15,492	$15,206
Total assets for SLR	238,146	237,877	235,141	234,880
Supplementary Leverage Ratio	6.1%	6.0%	6.6%	6.5%

(1) June 30, 2017 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and _related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as _“advanced systems.” Refer to the addendum included with this News Release for a description of the advanced approaches and a discussion of related risks.
(3) Estimated pro-forma fully phased-in ratios as of June 30, 2017 and March 31, 2017 (fully phased in as of January 1, 2019, as per Basel III phase-in requirements for capital) reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this News Release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the currently applicable regulatory requirements.
(4) Estimated pro-forma fully phased-in SLRs as of June 30, 2017 and March 31, 2017 (fully phased-in as of January 1, 2018, as per the phase-in requirements of the SLR final rule) are preliminary estimates as calculated under the SLR final rule. Refer to the addendum included with this News Release for reconciliations of these estimated pro-forma fully phased-in SLRs to our SLRs under currently applicable regulatory requirements.
Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Wednesday, July 26, 2017, at 9:30 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 35907312.

Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 35907312.
The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 2Q17, State Street expects to publish its updates during the period beginning today and ending on or about August 3, 2017.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $31.0 trillion in assets under custody and administration and $2.6 trillion* in assets under management as of June 30, 2017, State Street operates globally in more than 100 geographic markets and employs 35,606 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $34 billion as _of June 30, 2017), for which State Street Global Markets, LLC, an affiliate of SSgA, serves as the distribution agent.

Additional Information
In this News Release:

•	All earnings per share amounts (EPS) represent fully diluted earnings per common share.

•
Return on average common shareholders' equity (ROE) is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

•
New business in assets to be serviced is reflected in our assets under custody and administration after we begin servicing the assets, and new business in assets to be managed is reflected in our assets under management after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates is reflected in our assets under custody and administration and assets under management, as of June 30, 2017. Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

•
State Street’s common stock and other stock dividends, including the declaration, timing and amount thereof, remain subject to consideration and approval by its Board of Directors at the relevant times. Stock purchases may be made using various types of mechanisms, including open market purchases under our announced common stock purchase program, accelerated share repurchases, or transactions off market, and may be made under Rule

10b5-1 trading programs. The timing of stock purchases, types of transactions and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time.

Forward-Looking Statements
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 26, 2017.

Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the sovereign-debt risks in the U.S., Europe and other regions;

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increases in the volatility of, or declines in the level of, our net interest income, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

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the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the United States and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, our ability to manage levels of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement or reevaluate changes to the regulatory framework applicable to our operations, including implementation or modification of the Dodd-Frank Act, the Basel III final rule and European legislation (such as the Alternative Investment Fund Managers Directive, Undertakings for Collective Investment in Transferable Securities Directives and Markets in Financial Instruments Directive II); among other consequences, these regulatory changes impact the levels of regulatory capital we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, and restrictions on banking and financial activities. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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our resolution plan, submitted to the Federal Reserve and FDIC in June 2017, may not be considered to be sufficient by the Federal Reserve and the FDIC, due to a number of factors, including, but not limited to, challenges we may experience in interpreting and addressing regulatory expectations, failure to implement remediation in a timely manner, the complexities of development of a comprehensive plan to resolve a global custodial bank and related costs and dependencies. If we fail to meet regulatory expectations to the satisfaction of the Federal Reserve and the FDIC in our resolution plan submission filed in June 2017 or any future submission, we could be subject to more stringent capital, leverage or liquidity requirements, or restrictions on our growth, activities or operations;

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adverse changes in the regulatory ratios that we are required or will be required to meet, whether arising under the Dodd-Frank Act or the Basel III final rule, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital ratios that cause changes in those ratios as they are measured from period to period;

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requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s decision to exit from the European Union may continue to disrupt financial markets or economic growth in Europe or, similarly, financial markets may react sharply or abruptly to actions taken by the new administration in the United States;

•	our ability to develop and execute State Street Beacon, our multi-year transformation program to digitize our business, deliver significant value and innovation for our clients and lower expenses across the organization, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputation and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs of the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant expected to be appointed under a potential settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, or payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes; or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our assets under custody and administration or our assets under management in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our fee revenue in the event a client re-balances or changes its investment approach or otherwise re-directs assets to lower- or higher-fee asset classes;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the liquidity or valuation of assets underlying those pools;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

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changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced, and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2016 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.